Exhibit 10k
                 OFFICERS LIFE INSURANCE PLAN


         During employment the Corporation provides group life insurance to its officers at the rate of two times (up to a maximum of $400,000) or three times (up to a maximum of $900,000) total compensation, depending upon the officer's position with the Corporation. The insurance is paid to the officer's beneficiary in a lump sum. The sum payable reduces by 50% at age 70. If an officer's death is by accidental means, the payment to the beneficiary includes an additional amount equal to twice the face amount (up to $100,000) of the policy.

         The Officers Life Insurance Plan provides that, for one
    (1) year following the occurrence of a change in control, the plan shall not be terminated or amended in any way, nor shall the manner in which the plan is administered be changed in any way which adversely affects the rights of any employee for which the plan is maintained immediately prior to the change in control, to existing or future benefits or contributions or the computation, amount of, or entitlement to, any benefit provided under the plan.
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